Exhibit 10.106

WIL House, Shannon Business Park, Shannon, County Clare, Ireland T (+353 61) 362533, (+353 1) 709 4040 F (+353 61) 362097, (+353 1) 709 4083

May 17, 2004

Incara Pharmaceuticals Corporation

P.O. Box 14287

79 T.W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, North Carolina 27709

Attn: Richard Reichow, Secretary

Fax: (919) 558-8686

Dear Mr. Reichow:

Under Section 5(b) of the Securities Purchase Agreement dated as of December 21, 2000 among Incara Pharmaceuticals Corporation (“Incara”), Elan International Services, Ltd. (“EIS”) and Elan Pharma International Limited (“EPIL”), so long as EIS or its affiliates, directly or indirectly, collectively own at least 5% of Incara on a fully diluted basis EIS shall be entitled to nominate one director for election to Incara’s board of directors.

EIS has not previously exercised such right and by this letter EIS and EPIL renounce the right granted to EIS under Section 5(b) to nominate a director and covenant that EIS will not exercise such renounced right or attempt to assign or assign such renounced right to any person or entity. EIS and EPIL represent and warrant that no other entity has been assigned such renounced right prior to the date of this letter and that, other than EIS, no person or entity, including any affiliate of EIS or EPIL, has any right, claim or interest in or to such renounced right.

Please file this letter in your corporate records. If you have any questions please call EIS or EPIL. Thank you for your attention to this matter.

Elan International Services, Limited		Elan Pharma International Limited

By:	/s/ D.M. Buryj	By:	/s/ Liam Daniel
Name:	D.M. Buryj	Name:	Liam Daniel
Title:	Vice President	Title:	Director

Elan Pharma International Limited
a member of the Elan Group

Directors: P. Breen, S. Cooke, W.F. Daniel,
BIOPHARMACEUTICALS • DRUG DELIVERY	S. Mulligan, M. O’Reilly.

Registered Office: WIL House, Shannon Business Park, Shannon, Co. Claire

Registered in Ireland, No. 222276